UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 19, 2024

ZOMEDICA CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	001-38298	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Phoenix Drive, Suite 125

Ann Arbor, Michigan 48108

(Address of Principal Executive Offices) (Zip Code)

(734) 369-2555

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

_______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	ZOM	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer

On December 19, 2024, Zomedica Corp. and Zomedica Inc. (collectively, the “Company”) announced that Scott Jordan would be appointed as the Company’s Chief Financial Officer, effective January 1, 2025.

Scott Jordan, 58, founded S. Jordan Associates (SJA), a boutique investment bank located in Chicago, Illinois, in 2020, serving as its CEO since its inception. Mr. Jordan has over 30 years of experience in C-Level, business development, and commercialization roles in the life sciences and diagnostics industries. During this time, Mr. Jordan successfully raised private placements / secondary public stock offerings, secured regional / global licensing agreements, and facilitated liquidity events via M&A, and initial public offerings and reverse mergers.

In addition to Mr. Jordan’s role as CEO and Founder of SJA, he is a fractional Chief Financial Officer (CFO) with Inomagen Therapeutics which is developing a gene therapy for the treatment of atrial fibrillation, a position he has held since 2020.

Previously, from 2016 to 2020, Mr. Jordan was Chief Business Officer (CBO) / CFO of two early-stage companies located in Houston, Texas (Iterion Therapeutics, Salarius Pharmaceuticals) supported by non-dilutive financing from the Cancer Prevention Research Institute of Texas (CPRIT). Mr. Jordan’s efforts at Salarius included raising Series 1 / A financing rounds advancing the company’s lead asset, Seclidemstat, into Phase 1 / 2 clinical trials in a rare, pediatric disease (Ewing Sarcoma). As a result of the company achieving pivotal financing and scientific milestones, Salarius listed on NASDAQ via a reverse merger with Flex Pharma in July of 2019.

From 2010 to 2015, Mr. Jordan also worked at Healthios Capital Markets LLC, a boutique investment bank serving the life sciences industry. Since 2005, including during his tenure with Healthios, Mr. Jordan raised $155M of private placements, $67M of non-dilutive capital (CPRIT, NIH), closed $583M in licensing deals, and secured $194M via public offerings.

In connection with Mr. Jordan’s appointment as Chief Financial Officer, the Company and Mr. Jordan entered into an Employment Agreement. Under the Employment Agreement, the Company agreed to pay Mr. Jordan a base salary of $350,000 per annum. At the conclusion of each calendar year, Mr. Jordan will be eligible to receive an annual discretionary bonus of up to 40% of his base salary based on the achievement of certain individual and corporate performance objectives established by the Company’s Chief Executive Officer and the Board. Mr. Jordan will also receive a one-time bonus amount of $35,000 upon the completion of his relocation to Michigan. Mr. Jordan will be awarded options to purchase 5,000,000 common shares at an exercise price equal to the closing price on his date of hire. The options will vest over a period of four years, beginning on the one-year anniversary of the date of grant, and will expire on the tenth anniversary of the date of grant, subject to the earlier termination upon the occurrence of certain circumstances. Mr. Jordan will be eligible to participate in any employee benefits generally available to other employees. Lastly, in the event Mr. Jordan’s employment is terminated without cause, he would be provided a severance payment to include six month’s salary and a payment equal to six month’s of COBRA benefits; provided, however, if he is terminated following a change of control, Mr. Jordan would be provided a severance payment to include one year’s salary and a payment equal to one year’s COBRA benefits.

There is no family relationship between Mr. Jordan and any director or executive officer of the Company. There are no transactions between Mr. Jordan and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

The foregoing description and reference to Mr. Jordan’s Employment Agreement is qualified in its entirety by reference to Exhibit 10.1 to this Current Report on Form 8-K and is incorporated here by reference.

A press release announcing the events described in this Item 5.02 is furnished here as Exhibit 99.1.

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Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit No.	Description

	10.1	Employment Agreement, dated December 18, 2024, between Zomedica Corp., Zomedica Inc. and Scott Jordan
	99.1	Press Release, dated December 19, 2024
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOMEDICA CORP.

Date: December 19, 2024	By:	/s/Karen DeHaan-Fullerton
	Name:	Karen DeHaan-Fullerton
	Title:	General Counsel and Corporate Secretary

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EXHIBIT INDEX

(d)	Exhibit No.	Description

	10.1	Employment Agreement, dated December 18, 2024, between Zomedica Corp., Zomedica Inc. and Scott Jordan
	99.1	Press Release, dated December 19, 2024
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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